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                                                                    EXHIBIT 99.3

                           THOMAS & BETTS CORPORATION

                              GOVERNANCE GUIDELINES

           (AS ADOPTED BY THE BOARD OF DIRECTORS ON FEBRUARY 4, 2004)

         The Board of Directors (the "Board") of Thomas & Betts Corporation (the "Corporation") has adopted the following guidelines to reflect the principles by which the Corporation and the Board operates. The Board will review these guidelines from time to time and make such changes as it deems necessary or appropriate.

I. RESPONSIBILITIES OF THE BOARD

         The Board is the ultimate decision-making and oversight body of the Corporation, except with respect to matters reserved to the shareholders. The Board is charged with the responsibility of exercising its fiduciary duty to act in the best interests of the Corporation. The Board selects and oversees members of senior management who have the authority and responsibility for the conduct of the day-to-day operations of the business.

         In discharging their responsibilities, the directors must exercise their business judgment to act on an informed basis in a manner that they believe in good faith is in the best interest of the Corporation and its shareholders. In doing so, the directors are entitled to rely on the honesty and integrity of the Corporation's senior management and its outside advisors and auditors.

         Directors are expected to attend all Board meetings and meetings of the committees of the Board on which they serve and to review in advance of the meetings all meeting materials. Directors are expected to spend the necessary time to discharge their responsibilities appropriately and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.

II. DIRECTOR QUALIFICATION STANDARDS AND STRUCTURE OF THE BOARD

         A. SIZE AND COMPOSITION

         The Corporation's Charter provides that the Board will consist of not less than 7 or more than 15 members, as determined by the Board. On an annual basis, the Nominating and Governance Committee (the "Committee") will consider the size and composition of the Board and report to the Board the results of its review and any recommendations for change.

         There will be at least a majority of directors that meet the independence requirements of applicable law and the listing standards of the New York Stock Exchange ("NYSE") as amended from time to time.

         The Board sets no specific limitation on the number of publicly-held company boards, board committees or other boards on which a director may serve. The Committee will consider in the


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course of its nomination process whether a person's service on other boards or board committees may impair the person's ability to effectively serve as a director of the Corporation.

         The Committee is responsible for recommending to the Board nominees to serve as members of the Board in accordance with its Charter and, together with the Chairman of the Board, for extending invitations to join the Board. Nominees are selected for their character, judgment, business experience and specific areas of expertise, among other relevant considerations, and in accordance with the requirements of applicable law and the NYSE listing standards and any guidelines established by the Committee.

         The Board does not believe that it is advisable to establish term limits or a succession policy for its directors because they may deprive the Corporation and its shareholders of the contribution of directors who have been able to develop valuable insights into the Corporation and its operations over time. A director will, however, not be re-nominated for election after he or she reaches the age of 70.

         Any director whose principal occupation or business association has changed substantially from the time he or she was elected to the Board should notify the Board of such change so the Committee and the Board may consider whether such director should continue to serve on the Board. In addition, any director elected to serve on another company's board of directors should promptly notify the Chairman of the Committee.

         B. INDEPENDENCE

         No director qualifies as "independent" unless the Board of Directors affirmatively determines that the director has no material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation.

         In the following situations, a director would not be considered independent, except as stated below:

         (i) a director who is an employee, or whose family member is an executive officer, of the Corporation until three years after the end of such employment;

         (ii) a director (or immediate family member) who receives more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees, pension or deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), until three years after he or she ceases to receive more than $100,000 per year in such compensation;

         (iii) a director (or immediate family member) who is affiliated with or employed by, a present or former internal or external auditor of the Corporation until three years after the end of the affiliation or the employment or auditing relationship.

         (iv) a director (or immediate family member) who is employed as an executive officer of another company where any of the Corporation's present executives serve on the


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                  company's compensation committee until three years after the end of such service or the employment relationship.

         (v) a director (or immediate family member) who is an executive officer or an employee of a company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, until three years after failing below such threshold.

         C. OFFICES OF CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

         Throughout the history of the Corporation, the offices of Chairman of the Board and Chief Executive Officer have been at times combined and at times separated. The Board believes it should continue to exercise its business judgment in combining or separating the positions as it deems appropriate in light of prevailing circumstances. The Board believes that the combination or separation of these offices should be considered as part of the succession planning process and to make a determination as to the combination or separation of the offices of Chairman of the Board and Chief Executive Officer at such time as it elects a new Chief Executive Officer.

         A director who is an employee of the Corporation (other than the Chief Executive Officer) is expected to retire from the Board effective as of the date of the annual meeting of shareholders next following the date of his/her retirement as an employee. A director who has served as Chief Executive Officer of the Corporation is eligible for renomination as a director for a period of five years following the date of his or her retirement as an employee, but not after he or she reaches the age of 70.

         D. BOARD MEETINGS

         o FREQUENCY AND CONDUCT OF MEETINGS

         The Board will meet at least six times each year. Additional meetings may be called upon appropriate notice as necessary or appropriate. The Chairman of the Board will submit to the Board for approval an annual schedule of meetings for the Board and the standing committees thereof. The Chairman of the Board shall establish a calendar of standard agenda items to be discussed at each scheduled meeting and shall also establish the agenda for each Board meeting. Each Board member is free to suggest agenda items or to raise subjects that are not on the agenda for that meeting. Any members of management may attend nonexecutive sessions of the Board at the invitation of the Chairman of the Board.

         o EXECUTIVE SESSIONS

         The non-management directors will meet in executive session without management at each regularly scheduled Board meeting. In addition, if the Board includes a non-management director who is not independent as defined by the NYSE listing standards, the independent directors will meet in executive session at least one (1) time each year. Such executive sessions will be part of a


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regular Board meeting. Each such executive session is to be led by one of the chairpersons of the standing board committees. The committee chairperson will be rotated for each executive session.

         o INFORMATION TO BE DISTRIBUTED PRIOR TO MEETINGS

         Insofar as practicable, information to inform the directors about the Corporation's business, performance and prospects and regarding recommendations for action by the Board will be made available to the Board a reasonable period of time before meetings. Information should be relevant, concise and timely. Requests for action by the Board should include the recommendation of management and be accompanied by historical or analytical data that may be necessary or useful to the directors in making a determination as to the advisability of the action requested.

III. BOARD ACCESS TO MANAGEMENT AND INDEPENDENT ADVISORS

         Directors will have full and free access to management and other employees of the Corporation. Management will be responsive to requests for information from Board members. The Board encourages the Chairman of the Board to invite members of management to make presentations at Board meetings in order to provide particular insights into aspects of the Corporation's business or to provide individuals with exposure to the Board for purposes of management development. Directors may suggest possible guests to the Chairman.

         Where necessary or appropriate, the Board and each committee of the Board shall have the authority and power to engage and compensate independent advisors, without consulting or obtaining the approval of any officer of the Corporation in advance.

IV. BOARD INTERACTION WITH THIRD PARTIES

         The Board believes that senior management speaks for the Corporation. Directors may, from time to time, be contacted by institutional investors, other shareholders, sellers of businesses or merger partners, governmental or community officials, analysts or the press or other constituencies of the Corporation to comment on or discuss the business of the Corporation. Directors are expected to refrain from communicating with any of the foregoing without prior consultation with the Chief Executive Officer, the Chief Financial Officer or the General Counsel.

V. COMMITTEES APPOINTED BY THE BOARD

         o STANDING COMMITTEE STRUCTURE

         There are four standing committees of the Board: Audit, Compensation, Nominating and Governance and Executive. From time to time, the Board may designate other committees in conformity with law and the Corporation's Bylaws. Each standing committee has the authority and responsibilities delineated in the Corporation's Bylaws, the resolutions creating them and any applicable charter. The Board may disband any committee when it deems it appropriate to do so, provided that the Corporation must at all times have an Audit, Compensation and Nominating and Governance committee and such other committees as may be required by applicable law or the NYSE listing standards.

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         Committees and their chairpersons will be appointed by the Board annually at the May meeting of the Board, on recommendation of the Committee. It is the Board's policy that, with the exception of the Executive Committee, only independent directors will serve on the standing committees. The members of the Audit, Compensation and Nominating and Governance committees must also at all times meet the independence and other requirements of applicable law and NYSE listing requirements. Members of the Audit Committee may not simultaneously serve on the audit committees of more than three public companies, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on the Corporation's Audit Committee. In appointing committee members, the Board will consider rotating the membership from time to time in accordance with any policies established or recommended in that regard by the Committee.

         o OTHER COMMITTEE STRUCTURE

         There are three other committees that have been appointed by the Board:
Corporate Compliance Committee, Disclosure Committee and Retirement Plans Committee. Each of these committees is made up of members of senior management. Each such committee has the authority and responsibilities delineated in the resolutions creating them and any applicable charter. The Board may disband any committee when it deems it appropriate to do so.

         o COMMITTEE CHARTERS

         Each standing and other committee must have a written charter, which has been reviewed by the Committee and then approved by the Board and which states the purpose of such committee. Committee charters will be reviewed not less frequently than annually to reflect the activities of each of the respective committees, changes in applicable law or regulations and other relevant considerations, and proposed revisions to such charters will be approved by the Board. Committee charters will be publicly disclosed as required by law or NYSE listing standards.

         o COMMITTEE MEETINGS

         The chairpersons of the various committees, in consultation with their committee members, shall determine the frequency and length of committee meetings. The chairperson of each committee, in consultation with appropriate Corporation officers, will establish the agenda for each committee meeting. Committee members and other directors may suggest the addition of any matter to the agenda for any committee meeting upon reasonable notice to the committee chairperson.

         To the extent practicable, information regarding matters to be considered at committee meetings will be distributed to committee members a reasonable period of time before such meetings. Each committee chairperson may designate an individual of his or her choice to act as secretary at, and to record the minutes of, committee meetings. The chairperson of each committee will report on the activities of the committee to the Board or as otherwise provided in its charter following committee meetings. Upon approval of the minutes, the committee chairperson will sign the minutes, which will be maintained by the Corporation's Secretary.

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VI. COMPENSATION OF THE BOARD

         The amount and form of compensation of the Board is recommended by the Committee and approved by the full Board. The Board's compensation may be a combination of cash, restricted stock, stock options and deferred stock appreciation rights.

         The Committee is charged with the responsibility of reviewing the compensation of the Board and recommending changes thereto to the Board from time to time. In this regard, the Committee may request that management report to the Committee periodically on the status of the Board's compensation in relation to other similarly situated companies. Directors who are Corporation employees will not be compensated for their services as a director.

VII. ANNUAL PERFORMANCE EVALUATION OF BOARD

         Consistent with its charter, the Committee will annually oversee the performance evaluation of the Board as a whole to determine whether it and its committees are functioning effectively. At the conclusion of this process, the Chairperson of the Committee will report the conclusions to the Board and may make recommendations regarding changes for consideration by the Board.

VIII. DIRECTOR ORIENTATION AND CONTINUING EDUCATION

         New directors are expected to participate in an orientation program, which will generally be conducted within three months of the annual meeting of shareholders at which new directors are elected or the Board meeting at which a new director is appointed. The agenda for the orientation program will be determined by the Chairman of the Board who may consult with the chairpersons of the standing committees of the Board in consultation with the Chief Executive Officer, the Chief Financial Officer and the General Counsel. The orientation program should address, among other matters, the Corporation's strategic plans, significant risk exposures, and ethics and compliance program.

         The Board will enable directors to participate in continuing education programs, and the Corporation will pay the reasonable expenses of attendance by a director at one such program per year.

IX. MANAGEMENT SUCCESSION

         The Committee will report periodically to the Board regarding the succession planning process with respect to the office of the Chief Executive Officer and other senior management, as may be determined by the Board. The Chief Executive Officer will meet periodically with the Board to make available his or her recommendations and evaluation of potential successors, along with a review of any development plans recommended for such individuals.

         In the event of an unexpected disability or retirement of the Chief Executive Officer, the Chairperson of the Committee will be responsible for presenting to the Board emergency actions to be taken for management succession.

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         The performance review of the Chief Executive Officer is conducted annually by the Compensation Committee and discussed with the Board of Directors in an executive session.

X. ANNUAL REVIEW OF GOVERNANCE GUIDELINES

         The Committee will reevaluate annually these guidelines and recommend to the Board such revisions as it deems necessary or appropriate.

XI. ETHICS AND COMPLIANCE POLICIES

         The Board will comply with the Corporation's Ethics and Compliance Policies. Any waiver of a violation of such policies by a director or executive officer of the Corporation must be approved only through actions of disinterested members of the Board and will be publicly disclosed as required by law or the NYSE listing standards.

XII. REPORTING OF INTERESTED PARTY CONCERNS

         In order that interested parties, including shareholders, may be able to make their concerns known to the Board, the Corporation shall provide on its website a method by which such parties can communicate directly and confidentially to the Board.

XIII. PUBLIC DISCLOSURE

         The Corporation will make publicly available its Ethics and Compliance Policies, these guidelines and the charters of the standing committees appointed by the Board at such times and in such manner as required by law or the NYSE listing standards.


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